Exhibit 99

PepsiAmericas Reports Fourth Quarter and Full Year 2008 Results; Provides 2009 Outlook

  Company reported full year EPS from continuing operations up 12% to $1.85; Adjusted EPS from continuing operations up 18% to $1.95
  Generated adjusted operating cash flow of $250 million, exceeding expectations
  Company expects Adjusted EPS in 2009 of $1.83 to $1.90, including the estimated adverse impact of foreign exchange

MINNEAPOLIS--(BUSINESS WIRE)--February 4, 2009--PepsiAmericas, Inc. (NYSE:PAS) today reported net income of $226.4 million for the full year 2008, with revenue up 10 percent including acquisitions and favorable foreign exchange. Diluted earnings per share (EPS) was $1.78 for the full year 2008, including a $0.14 reduction for special charges and adjustments (“non-comparable adjustments”) and a $0.07 reduction associated with previously discontinued operations. The special charges were primarily related to the restructuring of the Caribbean operations and various domestic initiatives. Results in 2008 benefited from an additional week of operating performance (see note on 53rd week), which contributed $5.7 million to net income, or $0.04 to full year EPS. These results compare to full year reported net income in 2007 of $212.1 million, or EPS of $1.64, which included a $0.02 reduction related to discontinued operations.

In the fourth quarter of 2008, PepsiAmericas reported net income of $37.8 million, or EPS of $0.30, which included a $0.09 reduction related to non-comparable adjustments and a $0.05 benefit from the additional week of operating results. These reported results compare to net income in the prior year period of $42 million, or EPS of $0.32, which included a $0.01 reduction related to special charges.

Chairman and Chief Executive Officer Robert C. Pohlad said, "PepsiAmericas delivered a solid fourth quarter performance, despite the challenging global economic environment. We successfully executed our global pricing strategies and managed costs and productivity to offset U.S. volume declines and foreign exchange headwinds. Volume growth in Central and Eastern Europe remained consistent with the last two quarters, led by strong performance in Poland and Romania. We invested in our growth capacity, trimmed our working capital, and achieved strong cash flow of $250 million.”

Full Year 2008 Worldwide Financial Highlights

  Revenue increased 10 percent to $4.9 billion, reflecting 6 percentage points from acquisitions and strong pricing across all markets, up 4.4 percent in local currency.
  Volume grew 6.8 percent, with constant territory volume down 2.5 percent, reflecting U.S. volume declines of 2.7 percent offset partly by volume growth in Central and Eastern Europe (CEE).
  Cost of goods sold per unit increased 5.3 percent, primarily driven by rate, reflecting raw material increases across all geographies.
  Selling, delivery and administrative expenses (SD&A) increased 8 percent to $1.5 billion, reflecting 3 percentage points from acquisitions and modest increases in local currency.
  Operating income increased 9 percent to $473.2 million. These results included non-comparable adjustments totaling $23 million, compared to $6.3 million of non-comparable adjustments included in prior year operating income of $436.1 million.
  The additional week of operating results associated with the 53rd week contributed 1 percentage point of growth each to volume, revenue, cost of goods sold and SD&A. The net effect was a 2 percentage point benefit to operating income.
  The 52 week impact of foreign currency contributed 2 percentage points of growth to revenue, 1 percentage point of growth to cost of goods sold and 2 percentage points of growth to SD&A. The net effect was a 4 percentage point benefit to operating income.
  The results also included the benefit from a reduction in the company's effective tax rate, which primarily reflected favorable country mix of pre-tax earnings. The effective tax rate for fiscal year 2008 was 30.5 percent compared to 34.3 percent in the prior year.

Fourth Quarter 2008 Worldwide Financial Highlights

  Revenue increased 3 percent to $1.2 billion, reflecting strong pricing across all markets partly offset by a volume decline of 1.1 percent.
  Cost of goods sold per unit increased 4.7 percent, primarily driven by rate, reflecting continued raw material increases across all geographies.
  SD&A decreased 0.3 percent to $362.4 million, which included a decline in the U.S.
  Operating income decreased 2 percent to $91.1 million. These results included non-comparable adjustments totaling $15.3 million, compared to $2.2 million of non-comparable adjustments included in prior year operating income of $92.5 million.
  The additional week of operating results associated with the 53rd week contributed 4 percentage points of growth to volume, 5 percentage points of growth each to revenue and cost of goods sold and 3 percentage points of growth to SD&A. The net effect was a 10 percentage point benefit to operating income.
  The 52 week impact of foreign currency decreased revenue 3 percentage points and decreased cost of goods sold and SD&A by 2 percentage points each. The net effect was a 9 percentage point reduction to operating income.

Fourth Quarter U.S. Operations Highlights

Net sales in the U.S. increased 5 percent to $849.2 million in the fourth quarter as pricing and the impact of the 53rd week offset a 7.3 percent decline in volume. Carbonated soft drink volume decreased 6 percent, lapping strong promotional activity in the prior year, and non-carbonated soft drinks decreased almost 14 percent. The decrease in non-carbonated soft drinks reflects the continued decline in the low margin Aquafina take-home package and in Trademark Lipton. Single-serve volume decreased 7.0 percent due to continued softness in the foodservice channel, particularly third-party operators, reflecting the difficult economic environment.

Net pricing grew 6.4 percent, primarily reflecting rate increases to cover higher raw material costs. Domestic cost of goods sold per unit increased 7.9 percent, in line with expectations, reflecting increased raw material costs and the lapping of procurement savings recognized in the prior year fourth quarter. Gross profit increased 3 percent in the quarter to $350.8 million.

SD&A increased 1 percent to $276.4 million driven by the negative impact of expenses associated with the 53rd week offset partly by lower compensation and insurance costs. Fourth quarter operating income was $65.3 million, compared to $66.6 million in the prior year quarter, which included non-comparable adjustments of $9.1 million and $0.9 million, respectively.

Fourth Quarter International Operations Highlights

CEE net sales were $256.5 million in the fourth quarter, down 2 percent from the prior year, primarily due to unfavorable foreign exchange. Volume growth of approximately 1 percent and net pricing growth in local currency of 7.5 percent were offset by a 9.5 percent negative impact of foreign currency translation. Favorable volume trends continued in Poland and Romania during the fourth quarter.

Cost of goods sold per unit decreased 3.5 percent, reflecting a 2.8 percent cost increase in local currency offset by a 6.3 percent decrease from foreign currency. Gross profit decreased 0.4 percent to $101.1 for the quarter. SD&A of $71.6 million was down 7 percent primarily due to foreign exchange, as well as cost containment initiatives. CEE’s operating income was $26.4 million, compared to $23.6 million in the prior year quarter, which included non-comparable adjustments of $3.1 million and $1.3 million, respectively.

Caribbean net sales were $64.5 million in the fourth quarter, up slightly from the prior year quarter, as pricing and the impact of the 53rd week offset an 11.2 percent volume decline. Net pricing increased 5.5 percent to cover increased cost of goods sold per unit, up 3.3 percent. Gross profit increased 7 percent to $16.9 million. SD&A increased 7 percent due to higher advertising and marketing costs. The Caribbean reported an operating loss of $0.6 million, including non-comparable adjustments of $3.1 million, compared to operating income of $2.3 million in the prior year quarter. A strategic restructuring of the Caribbean business was initiated in the third quarter to streamline operations and improve profitability, resulting in a $9.0 million special charge for the full year.

Outlook

“We begin 2009 with a pragmatic view of the challenges ahead, anticipating unfavorable foreign exchange and slowing global consumer demand,” said Mr. Pohlad. “We are taking actions to effectively manage through this challenging period, while strengthening our position in our markets. Our plans include execution of disciplined pricing, accelerated productivity initiatives and specific cost reduction programs, and expansion of our portfolio with new products and innovation.

“With these efforts, I am confident that PepsiAmericas will continue to deliver dependable growth and attractive returns for our shareholders over the long-term."

Adjusted EPS is expected to be in the range of $1.83 to $1.90 in 2009, including the adverse impact related to currency based on median forecasted exchange rates. Key guidance assumptions and expectations for 2009 are as follows (on a 52 week comparable basis, as reconciled in the attached schedules):

  Net sales growth, excluding the impact of currency, in the 4 to 5 percent range. Worldwide local currency pricing is expected to be in the high single digit range, with US pricing up 5 to 6 percent, partially offset by low single digit declines in worldwide volume.
  Currency to reduce net sales by roughly 7 percent, if foreign exchange rates stay at median levels. This results in an estimated net sales decline of 2 to 3 percent, including the impact of currency.
  Worldwide cost of goods per unit increase of one percent. Currency is expected to reduce cost of goods per unit by roughly 5 percent, offset by worldwide cost increases in the 5 to 6 percent range including mix. SD&A expenses are expected to decrease in the 3 to 4 percent range, with currency reducing expenses by 5 percent and underlying modest cost increases in the 1 to 2 percent range.
  Anticipated cost savings of over $40 million. This is included in the above cost guidance, and reflects the company’s accelerated productivity initiatives and specific cost reduction programs across all markets.
  Adjusted operating profit decline in the 5 to 6 percent range, including the negative impact of currency. The U.S. business operating profits are anticipated to grow in the low single digit range, as pricing, productivity, and an expanded product portfolio offset higher costs and anticipated continued category softness. In CEE, the company expects year-over-year profits to decline in the 30 percent range, as transactional and translational currency losses offset the benefits from volume, pricing, and productivity.
  An effective tax rate of 33 to 34 percent. This compares to the 30.5 percent in 2008 due mainly to the unfavorable foreign exchange and related country mix impact.
  The company expects to generate adjusted operating cash flow of approximately $180 to $200 million in 2009, with capital spending of approximately $275 million.

Note on 53rd Week of Operating Results

The company's fiscal year ends on the Saturday closest to December 31 and, as a result, an additional week is added every five to six years. Fiscal year 2008 consisted of 53 weeks ending on January 3, 2009. Fiscal year 2007 consisted of 52 weeks ending on December 29, 2007. This fiscal year-end policy impacts the U.S. and Caribbean operations. Our CEE operations are based upon a calendar year ending December 31, 2008 and, therefore, are not impacted by the 53rd week. The impact of the 53rd week on our operating results is included in the attached schedules.

Conference Call

PepsiAmericas will hold its fourth quarter 2008 earnings conference call at 10:00 AM CST today, Wednesday, February 4, 2009, through a live webcast over the Internet. The live webcast will be available at www.pepsiamericas.com. A replay of the webcast will be archived and available online through the Investor Relations section of our website.

About PepsiAmericas

PepsiAmericas is the world's second-largest manufacturer, seller and distributor of PepsiCo beverages. With annual sales of $4.9 billion in 2008, PAS employs over 20,000 people and operates 33 manufacturing facilities and over 177 distribution centers across its markets. PAS serves a significant portion of a 19-state region in the U.S.; Central and Eastern Europe, including Ukraine, Poland, Romania, Hungary, the Czech Republic and Slovakia; and the Caribbean. For more information on our company, please visit our website at www.pepsiamericas.com.

Cautionary Statement

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect our expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation, including tax laws; cost and outcome of environmental claims; availability and cost of capital, including changes in our debt ratings; labor and employee benefit costs; unfavorable foreign currency rate fluctuations; cost and outcome of legal proceedings; integration of acquisitions; failure of information technology systems; and general economic, business and political conditions in the countries and territories where we operate. For further information, please see "Risk Factors" in our 2007 Annual Report on Form 10-K.

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	Fourth Quarter		Fiscal Year

	2008	2007	2008	2007

Net sales	$1,170.2	$1,137.3	$4,937.2	$4,479.5
Cost of goods sold	701.4	679.2	2,955.6	2,656.2
Gross profit	468.8	458.1	1,981.6	1,823.3
Selling, delivery and administrative expenses	362.4	363.4	1,485.4	1,380.9
Special charges and adjustments	15.3	2.2	23.0	6.3
Operating income	91.1	92.5	473.2	436.1
Interest expense, net	25.5	30.1	111.1	109.2
Other expense, net	6.3	2.0	7.9	0.6
Income from continuing operations before income taxes, minority interest and equity in net loss of nonconsolidated companies	59.3	60.4	354.2	326.3
Income taxes	20.4	18.6	107.8	112.0
Minority interest	(0.7)	0.2	(9.7)	(0.1)
Equity in net loss of nonconsolidated companies	(0.4)	-	(1.1)	-
Income from continuing operations	37.8	42.0	235.6	214.2
Loss from discontinued operations, net of tax	-	-	9.2	2.1
Net income	$37.8	$42.0	$226.4	$212.1

Weighted average common shares:
Basic	124.4	127.9	125.2	126.7
Incremental effect of stock options and awards	1.7	2.6	2.0	2.5
Diluted	126.1	130.5	127.2	129.2

Earnings per share:
Basic:
Income from continuing operations	$0.30	$0.33	$1.88	$1.69
Loss from discontinued operations	-	-	(0.07)	(0.02)
Total	$0.30	$0.33	$1.81	$1.67
Diluted:
Income from continuing operations	$0.30	$0.32	$1.85	$1.66
Loss from discontinued operations	-	-	(0.07)	(0.02)
Total	$0.30	$0.32	$1.78	$1.64

Cash dividends declared per share	$0.135	$0.13	$0.54	$0.52

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	Fiscal Year End
	2008	2007
ASSETS:
Current assets:
Cash and cash equivalents	$242.4	$189.7
Receivables, net	305.5	330.6
Inventories:
Raw materials and supplies	117.2	144.5
Finished goods	121.3	143.2
Total inventories	238.5	287.7

Other current assets	119.7	114.1
Total current assets	906.1	922.1

Property and equipment	2,910.1	2,850.5
Accumulated depreciation	(1,554.4)	(1,520.9)
Net property and equipment	1,355.7	1,329.6

Goodwill	2,244.6	2,432.7
Intangible assets, net	498.6	545.6
Other assets	49.1	78.0

Total assets	$5,054.1	$5,308.0

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt	$525.0	$337.6
Payables	203.4	224.0
Other current liabilities	319.8	341.0
Total current liabilities	1,048.2	902.6

Long-term debt	1,642.3	1,803.5
Deferred income taxes	237.6	282.5
Minority interest	307.1	273.4
Other liabilities	295.0	187.7

Total liabilities	3,530.2	3,449.7

Shareholders' equity:
Preferred stock	-	-
Common stock	1,296.9	1,292.7
Retained income	828.2	670.9
Accumulated other comprehensive (loss) income	(276.9)	98.8
Treasury stock	(324.3)	(204.1)
Total shareholders' equity	1,523.9	1,858.3

Total liabilities and shareholders' equity	$5,054.1	$5,308.0

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Fiscal Year
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$226.4	$212.1
Loss from discontinued operations	9.2	2.1
Income from continuing operations	235.6	214.2
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	204.3	204.4
Deferred income taxes	(0.4)	6.1
Special charges and adjustments	23.0	6.3
Cash outlays related to special charges	(6.7)	(14.3)
Pension contributions	(4.0)	(0.9)
Minority interest	9.7	0.1
Equity in net loss of nonconsolidated companies	1.1	-
Excess tax benefits from share-based payment arrangements	(1.0)	(12.5)
Gain on sale of non-core property	-	(10.2)
Marketable securities impairment	-	4.0
Other	22.9	28.5
Changes in assets and liabilities:
Increase in receivables	(7.8)	(30.0)
Decrease (increase) in inventories	29.2	(19.3)
Increase in payables	7.8	23.5
Net change in other assets and liabilities	(13.1)	33.6
Net cash provided by operating activities of continuing operations	500.6	433.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(248.9)	(264.6)
Franchises and companies acquired, net of cash acquired	(1.0)	(682.7)
Proceeds from sales of property and equipment	7.5	29.2
Proceeds from sale of investments	0.2	-
Purchase of equity investment	-	(2.3)
Net cash used in investing activities	(242.2)	(920.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	75.3	105.9
Proceeds from issuance of long-term debt	-	298.2
Repayment of long-term debt	(47.5)	(39.0)
Contribution from joint-venture minority shareholder	26.0	271.8
Excess tax benefits from share-based payment arrangements	1.0	12.5
Issuance of common stock	3.1	61.1
Treasury stock purchases	(135.0)	(59.4)
Cash dividends	(85.0)	(65.2)
Net cash (used in) provided by financing activities	(162.1)	585.9

Net operating cash flows used in discontinued operations	(9.4)	(10.4)
Effects of exchange rate changes on cash and cash equivalents	(34.2)	8.0
Change in cash and cash equivalents	52.7	96.6
Cash and cash equivalents at beginning of year	189.7	93.1
Cash and cash equivalents at end of year	$242.4	$189.7

Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," included below is a reconciliation of certain non-GAAP financial measures compared to U.S. GAAP measures.

Non-GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, income from continuing operations, net income and basic and diluted earnings per share. To calculate the adjusted comparisons, management has excluded the impact of the 53rd week, which reflects the impact of an extra week of operations in the fiscal year 2008 financial statements due to an accounting convention, special charges relating to various restructuring initiatives and adjustments, the impairment of marketable securities and the gain on sale of non-core property.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involve special charges. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the tables below that summarizes these adjustments that impact comparability of the periods presented:

	Fourth Quarter 2008		Fourth Quarter 2007
	Operating Income	Net Income	Operating Income	Net Income
(unaudited, in millions)
As reported	$91.1	$37.8	$92.5	$42.0
Items impacting comparability:
Impact of 53rd week	(8.9)	(5.7)	-	-
Special charges and adjustments	15.3	10.9	2.2	1.5
Adjusted comparisons	$97.5	$43.0	$94.7	$43.5

Weighted average common shares:
Basic		124.4		127.9
Incremental effect of stock options and awards		1.7		2.6
Diluted		126.1		130.5

Earnings per share - basic
As reported		$0.30		$0.33
As adjusted		$0.35		$0.34

Earnings per share - diluted
As reported		$0.30		$0.32
As adjusted		$0.34		$0.33

Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures (continued):

	Fiscal Year 2008			Fiscal Year 2007
	Operating Income	Income from Continuing Operations	Net Income	Operating Income	Income from Continuing Operations	Net Income

(unaudited, in millions)
As reported	$473.2	$235.6	$226.4	$436.1	$214.2	$212.1
Items impacting comparability
Impact of 53rd week	(8.9)	(5.7)	(5.7)	-	-	-
Special charges and adjustments	23.0	18.0	18.0	6.3	4.0	4.0
Marketable securities impairment	-	-	-	-	2.5	2.5
Gain on sale of non-core property	-	-	-	-	(6.5)	(6.5)
Adjusted comparisons	$487.3	$247.9	$238.7	$442.4	$214.2	$212.1

Weighted average common shares:
Basic			125.2			126.7
Incremental effect of stock options and awards			2.0			2.5
Diluted			127.2			129.2

Earnings per share - basic
As reported:
Continuing operations			$1.88			$1.69
Discontinued operations			(0.07)			(0.02)
Total			$1.81			$1.67
As adjusted:
Continuing operations			$1.98			$1.69
Discontinued operations			(0.07)			(0.02)
Total			$1.91			$1.67

Earnings per share - diluted
As reported:
Continuing operations			$1.85			$1.66
Discontinued operations			(0.07)			(0.02)
Total			$1.78			$1.64
As adjusted:
Continuing operations			$1.95			$1.66
Discontinued operations			(0.07)			(0.02)
Total			$1.88			$1.64

Adjustments included in this earnings release were as follows:

Impact of 53rd Week: Our fiscal year ends on the Saturday closest to December 31 and, as a result, an additional week is added every five to six years. Fiscal year 2008 consisted of 53 weeks ending on January 3, 2009. Fiscal year 2007 consisted of 52 weeks ending on December 29, 2007. Our fiscal year-end policy only impacts the U.S. and Caribbean operations. The Central and Eastern European (CEE) operations are based on a calendar year ending December 31, 2008 and, therefore, are not impacted by the 53rd week. Various estimates and assumptions were made to quantify the impact of the additional week of operations. The 53rd week impacted quarter and full year results as follows:

	53rd Week Impact
	U.S.	Caribbean	Worldwide

Net sales	$48.5	$4.2	$52.7
Cost of goods sold	28.4	3.2	31.6
Selling, delivery and administrative expenses	11.3	0.9	12.2
Operating income	8.8	0.1	8.9
Net income			5.7

Special Charges and Adjustments: In fiscal year 2008, we recorded special charges and adjustments of $23.0 million. We recorded $9.0 million of special charges in the Caribbean, which consisted of severance, and impairment charges related to fixed assets and an intangible asset. As a result of various realignment initiatives, we recorded $4.1 million in the U.S. and $1.3 million in CEE of special charges related to severance, fixed asset impairment and lease payments. In addition, we recorded a legal contingency of $2.4 million in our CEE operations.

In the current period, we corrected the accounting for certain U.S. employee benefit obligations. This adjustment resulted in a $6.2 million increase to "Other current liabilities". The adjustment relates to periods not presented in the attached financial statements.

In fiscal year 2007, we recorded special charges of $6.3 million. The special charges were primarily related to severance and relocation costs in the U.S. and lease termination and severance costs in CEE.

Marketable Securities Impairment: In the second quarter of 2007, we recorded an other-than-temporary impairment loss of $4.0 million related to an equity security that is classified as available-for-sale. The loss was recorded in "Other expense, net."

Gain on Sale of Non-Core Property: During the second quarter of 2007, we recorded a gain of $10.2 million related to the sale of railcars and locomotives, which was reflected in "Other expense, net."

Other items impacting comparability:

In the second quarter of 2007, we completed the formation of a joint venture with PepsiCo to acquire an 80 percent interest in Sandora, LLC ("Sandora"), the leading juice company in Ukraine. Under the terms of the joint venture agreement, we hold a 60 percent interest and PepsiCo holds a 40 percent interest. On August 20, 2007, the joint venture completed its 80 percent acquisition of Sandora. During the fourth quarter of 2007, the joint venture acquired the remaining 20 percent interest in Sandora. Beginning in the third quarter of 2007, we fully consolidated the results of operations of the joint venture and report minority interest in our Condensed Consolidated Financial Statements. Due to the timing of the receipt of available financial information, we record results on a one-month lag basis.

In the third quarter of 2007, we purchased a 20 percent interest in a joint venture that owns Agrima JSC ("Agrima"). Agrima produces, sells and distributes PepsiCo products and other beverages throughout Bulgaria. We record equity in net earnings of nonconsolidated companies in our Condensed Consolidated Financial Statements. Due to the timing of the receipt of available financial information, we record results on a one-quarter lag basis.

In fiscal year 2008 and 2007, we recorded an after tax discontinued operations charge of $9.2 million and $2.1 million, respectively. These charges related to revised estimates for environmental remediation, legal and related administrative costs.

Full Year 2009 Outlook: A reconciliation of our full year 2009 outlook with the items impacting comparability discussed in this press release is provided below:

Full Year 2009 Outlook Estimated Ranges

(Unaudited)	Reported	Special charges and adjustments	Impact of the 53rd week	Adjusted
Net Sales	-3 to -4%	--	+1%	-2 to -3%
Selling, Delivery and Administrative Expenses	+2 to +3%	--	+1%	+3 to +4%
Operating Income	-2 to -3%	-5%	+2%	-5 to -6%

CONTACT:
PepsiAmericas, Inc.
Sara Zawoyski, 612-661-3830 (Investor Relations)
Mary Viola, 847-598-2870 (Media Relations)